Exhibit 10.23
Form of Employee Agreement
PERFORMANCE SHARE AGREEMENT
THIS AGREEMENT, made in Fairlawn, Ohio as of     , by and
between OMNOVA Solutions Inc., an Ohio corporation (the "Company") and the undersigned employee of the Company ("Employee");
WHEREAS, the Company maintains the OMNOVA Solutions Amended and Restated Long Term Incentive Plan (the "Plan"), which is incorporated into and forms a part of this Agreement, and the Employee has been selected by the Compensation and Corporation Governance Committee of the Company's Board of Directors (the "Committee"), which committee is charged with administering the Plan, to receive a Performance Share Award under the Plan;
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Employee, as follows:
1.    Definitions. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:
(a)The "Employee" is [Name of Executive Participant].
(b)The "Grant Date" is
(c)The number of "Performance Shares" shall be up to a maximum of
] shares. "Performance Share" means a bookkeeping entry

that records the equivalent of one Common Share awarded pursuant to this Agreement and the Plan. The "Performance Period" is the period
beginning on     , and ending on
Any defined term used in this Agreement but not otherwise defined herein shall have the meaning given such term in the Plan.
2.    Award. Subject to the terms of this Agreement and the Plan, the Employee is hereby granted the number of Performance Shares as set forth in paragraph 1.
3.    Settlement of Awards. The Company shall deliver to the Employee cash equal to the product of the 30-day average closing price per share of OMNOVA Common Stock on the New York Stock Exchange through the close of business on the day prior to the date on which the Committee certifies achievement of the Performance Goals and determines the number of Performance Shares earned by the Participant for the Performance Period) multiplied by the number of Performance Shares earned by the Employee (as determined in accordance with the provisions of Exhibit 1, which is attached to and forms a part of this Agreement, and certified by the Committee).
4.    Time of Payment. Except as otherwise provided in this Agreement, payment in settlement of Performance Shares earned in accordance with the provisions of paragraph 3 will be delivered as soon as practicable after the end of the Performance Period but not later than two and one-half months following the conclusion of such Performance Period; provided, however, that prior to payment, the Committee must certify the Performance Goals set forth in Exhibit 1 that have been achieved.

5.Retirement, Disability, or Death during Performance Period. If the Employee experiences a Separation from Service during the Performance Period because of the Employee's retirement, disability, or death, the Employee shall be entitled to a prorated value of the Performance Shares earned in accordance with Exhibit 1, determined at the end of the Performance Period, and based on the ratio of the number of months the Employee is employed during the Performance Period to the total number of months in the Performance Period.
Exhibit 10.23
( )    a change in the ownership of the Company, such that any one person, or more than one person acting as .x ,;coup (as determined under Section 409A of
Consistent with past practice, the term "retire" or "retirement" shall mean a Separation from Service from the Company at a time when the employee meets the age and/or years of service criteria which would make the employee eligible to commence immediately receiving retirement benefits from the OMNOVA Solutions Inc. Consolidated Pension Plan (the "Pension Plan"), whether or not a Participant in the Pension Plan. "Disability" means either (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of at least 12 months (which shall be evidenced by the written determination of a qualified medical doctor selected by the Board or its designee and specifying the date upon which such disability commenced), or (b) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period exceeding six months under an accident and health plan covering employees of the Company.
6.Separation from Service of Employment during Performance Period. If the
Employee experiences a Separation from Service (as defined under the Plan) during the Performance Period for any reason other than the Employee's retirement, disability, or death, the Performance Shares granted under this Agreement will be forfeited on the date of such Separation from Service Separation from Service.
7.Change In Control. (a) If the Employee experiences a Separation from Service within two years following a Change in Control either involuntarily (other than for death, disability, retirement or cause) or voluntarily pursuant to Section 3(b) of a Severance Agreement between the Employee and the Company, the Employee shall be entitled to immediate payment of (a) any Performance Shares due to him at the time of his termination for any Performance Period already completed, and (b) a prorated number of Performance Shares for each Performance Period which has not been completed at the time of his Separation from Service, calculated using the "target" attainment of Performance Goals for that portion of any Performance Period not completed and prorated based on the ratio of the number of months the Employee is employed during the Performance Period through the date of his Separation from Service. Notwithstanding the provisions of paragraph 3, the value of Performance Shares earned in accordance with the foregoing provisions of this paragraph 7 shall be delivered to the Employee in a lump sum cash payment as soon as practicable following his Separation from Service, with the value of a Performance Share equal to the closing price per Share of OMNOVA Common Stock on the New York Stock Exchange as of the Employee's Separation from Service date.
(b)    For purposes of this Agreement, "Change in Control" shall mean the occurrence during the term of this Agreement of any of the following events, subject to the provisions of Section (7)(b)(vi) hereof:

the Code and the related regulations), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or
i)    a change in the effective control of the Company, such that either:
(A)any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or
(B)a majority of members of the Board is replaced during any 12-
month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election in accordance with the provisions of Treasury Regulation Section 1.409A-3(i)(5); or
(iii)    a change in the ownership of a substantial portion of the Company's assets, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
8.Restrictions on Transfer. All rights to payment of Performance Shares shall be nontransferable other than by will or by the laws of descent and distribution in accordance with Section 9.
9.Beneficiary Designation.    Employee may designate any beneficiary or
beneficiaries (contingently or successively) to whom Performance Shares are to be paid if Employee dies during the Performance Period (or prior to receiving the payment of any Performance Shares earned for a Performance Period completed prior to his death), and may at any time revoke or change any such designation. Absent such designation, any payment due to Employee under this Agreement upon Employee's death will be payable to Employee's estate. The designation of a Beneficiary will be effective only when Employee has delivered a completed Designation of Beneficiary form to the Company's Secretary. A successive designation of Beneficiary will revoke a prior designation.
10.Withholding of Taxes. The Company shall deduct from any payment made any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.
11.Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger,

consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.
12.Disputes. The Board shall have full and exclusive authority to determine all disputes and controversies concerning the interpretation of this Agreement by a majority vote of the directors then in office.
Exhibit 10.23
13.Notices. All written notices and communications directed to the Company pursuant to this Agreement must be addressed to OMNOVA Solutions Inc., 175 Ghent Road, Fairlawn, Ohio 44333-3300; Attention: Secretary. All communications directed to Employee pursuant to this Agreement will be mailed to the Employee's current address as recorded on the payroll records of the Company.
14.Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Employee from the office of the Secretary of the Company.
15.Governing Law. To the extent not preempted by federal law, this Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.
IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of the
Company and by the Employee as of the    day of
OMNOVA Solutions Inc.
By:
Agreed to and accepted:
Employee*

Sign and return one copy by     to OMNOVA Solutions Inc., 175 Ghent Road,
Fairlawn, Ohio 44333-3300; Attention: Secretary.